Exhibit 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS THIRD QUARTER REVENUE UP 26% TO $26.8 MILLION
Updates 2008 Financial Guidance
Conference Call Begins at 11:00 a.m. Eastern Time Today
COLORADO SPRINGS, Colo. (October 29, 2008) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the quarter and nine months ended September 30, 2008.
Revenue for the third quarter of 2008 was $26.8 million, up 26% compared with revenue of $21.2 million for the third quarter of 2007. Disposable product revenue rose 28% to $22.1 million, laser revenue increased 21% to $2.4 million, and service and other revenue increased 18% to $2.3 million, all compared with the third quarter of 2007. The increase in disposable product revenue was comprised of a 19% increase in vascular intervention (VI) product sales and a 49% increase in lead management revenue, compared with the prior-year third quarter.
The worldwide installed base of lasers increased to 825 as of September 30, 2008 (657 in the United States), which included net laser placements of 25 units in the third quarter of 2008, compared with 20 net placements in the third quarter of 2007.
Pre-tax income for the third quarter of 2008 was $615,000, compared with pre-tax income of $844,000 for the third quarter of 2007. Pre-tax income during the third quarter of 2008 includes legal and other costs of $422,000 associated with the federal investigation announced on September 4, 2008. Given the Company’s significant historical net operating losses that are available to offset future taxable income, any income tax expense or benefit is a non-cash item. As a result, management believes that pre-tax income or loss is the most appropriate measure of its operating performance.
For the third quarter of 2008, Spectranetics reported net income of $183,000, or $0.01 per diluted share, compared with net income of $231,000, or $0.01 per diluted share, in the third quarter of 2007.
“We continue to achieve strong revenue growth across our business in a challenging economic and competitive environment. This success reflects the differentiated value of our laser technology in treating peripheral artery disease, and the outstanding performance from our market-leading lead management products,” said Emile J. Geisenheimer, Chairman, President and Chief Executive Officer. “Our results in the third quarter also demonstrate that we are conducting business in a normal course despite the federal investigation announced in September. Despite the distraction associated with the investigation, September remained our strongest month of the quarter in terms of revenue.”

“We are cooperating fully with all aspects of the investigation, including working closely with the FDA to provide all information associated with the laser interaction with stents. Our testing in this area was comprehensive and we believe the data supports the safety of our laser technology in this application,” said Geisenheimer.
Cash, cash equivalents and current and non-current investment securities totaled $44.1 million as of September 30, 2008, compared with $54.4 million as of December 31, 2007. During the second quarter of 2008, the Company paid $10.0 million to Kensey Nash upon closing of the acquisition of Kensey Nash’s endovascular business. The Company currently holds $15.9 million of auction rate securities within its non-current investment securities, including a temporary impairment write-down of $1.8 million recorded during the quarter based on a preliminary analysis performed by a third party with expertise in valuation of these securities. This temporary impairment has been recorded within other comprehensive loss and did not impact the calculation of earnings per share during the quarter. A further adjustment will be recorded, if required, based on completion of the analysis.
Year-to-Date Financial Results
Revenue for the nine months of 2008 rose 31% to $77.4 million, from $59.0 million for the first nine months of 2007. Year-to-date 2008 disposable product revenue was $64.4 million, up 31% compared with disposable product revenue of $49.0 million in the first nine months of 2007, and laser revenue was up 51% to $6.3 million, from $4.2 million in the first nine months of 2007. Service and other revenue for the first nine months of 2008 was $6.7 million, up 16% compared with service and other revenue of $5.8 million for the comparable period in 2007.
The pre-tax loss for the first nine months of 2008 was $3.5 million, inclusive of the $3.8 million in-process research and development costs recorded in connection with the acquisition of certain product lines from Kensey Nash Corporation during the second quarter of 2008 and $422,000 of costs associated with the federal investigation, which compares with pre-tax income of $2.0 million in the first nine months of 2007. The net loss for the first nine months of 2008 was $2.9 million, or $0.09 per share, inclusive of after-tax IPR&D costs of $2.4 million, or $0.08 per share, compared with net income of $7.3 million, or $0.22 per diluted share, in the first nine months of 2007. Net income for the first nine months of 2007 included a $6.6 million income tax benefit associated with establishing a deferred tax asset for the estimated amount of net operating losses expected to be offset with future taxable income.
2008 Financial Guidance
The Company expects revenue for 2008 to be within the range of $105 million to $106 million, representing 27% to 28% growth compared with 2007. This compares with prior guidance of $104 million to $110 million.
Pre-tax loss for 2008 is expected to be within the range of a $3.4 — $4.5 million loss, including the $3.8 million of IPR&D costs recorded during the second quarter and costs associated with the ongoing federal investigation in the range of $1.5 — 2.0 million. Excluding these costs, the updated guidance for pre-tax income is in the range of $1.3 million to $1.9 million. This compares with prior guidance of $1.0 to $5.0 million, excluding the $3.8 million of IPR&D costs recorded during the second quarter. Management believes that excluding IPR&D costs and the legal and other costs associated with the federal investigation from our guidance for pre-tax results for 2008 facilitates comparison of our forecasted results of operations with previous guidance that did not include these costs as well as the financial results of other companies that do not include costs of this nature. The Company believes that pre-tax income is the most relevant measure of its operating performance given that income taxes are a non-cash expense due to historical net operating losses available to offset future taxable income. For that reason and the fact that significant fluctuations in the effective income tax rate are expected from quarter to quarter, the Company is not providing guidance on net income.

In assessing the Company’s financial guidance, Spectranetics’ management considered many factors and assumptions including, but not limited to, current and projected sales trend data; status, timing and progression of the Company’s product development projects; current and projected spending levels to support sales, marketing, development and administrative activities; anticipated timing and costs associated with the relocation and consolidation of its headquarters and manufacturing operation, and other risk factors discussed in Spectranetics’ publicly filed documents.
Conference Call
Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 69948016. The web site replay will be available for 14 days following the completion of the call.
About Spectranetics
Founded in 1984, Spectranetics manufactures and sells the only excimer laser approved in the United States, Europe and Japan for use in minimally invasive cardiovascular procedures. This technology treats complex cardiovascular conditions by photo-ablating multiple lesion types into tiny particles that are easily absorbed into the blood stream. The Company’s disposable catheters use high-energy “cool” ultraviolet light to vaporize arterial blockages in the legs and heart, as well as scar tissue encapsulating pacing and defibrillation leads. For more information visit www.spectranetics.com.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include adverse results of the FDA and Immigration and Customs Enforcement investigation, adverse results of the SEC investigation or any securities litigation in which the Company or any of its officers or directors is a party, market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company’s relocation and consolidation of its headquarters and manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue	$26,836	$21,226	$77,365	$58,964
Cost of revenue	7,618	5,455	21,821	15,203

Gross profit	19,218	15,771	55,544	43,761
Gross margin %	72%	74%	72%	74%
Operating expenses:
Selling, general and administrative	15,558	13,068	46,548	35,942
In process research & development	—	—	3,849	—
Research, development and other technology	3,344	2,509	10,045	7,792

Total operating expenses	18,902	15,577	60,442	43,734

Operating income (loss)	316	194	(4,898)	27
Other income, net	299	650	1,372	1,999

Income (loss) before taxes	615	844	(3,526)	2,026
Income tax (expense) benefit	(432)	(613)	663	5,292

Net income (loss)	$183	$231	$(2,863)	$7,318

Other comprehensive (loss) income:
Foreign currency translation (loss) gain	(514)	174	(328)	232
Unrealized (loss) gain on investment securities	(1,848)	97	(1,754)	85

Comprehensive (loss) income	$(2,179)	$502	$(4,945)	$7,635

Earnings (loss) per common and common equivalent share — basic	$0.01	$0.01	$(0.09)	$0.23

Earnings (loss) per common and common equivalent share — diluted	$0.01	$0.01	$(0.09)	$0.22

Weighted average shares outstanding
Basic	31,970	31,336	31,765	31,163

Diluted	33,742	33,949	31,765	33,674

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets
Cash, cash equivalents and investment securities	$26,815	$50,000
Accounts receivable, net	15,224	14,437
Inventories	6,617	5,892
Deferred tax asset, current	2,790	2,213
Other current assets	1,901	1,835

Total current assets	53,347	74,377
Property, plant and equipment, net	31,775	25,412
Investment securities, non-current	17,280	4,387
Deferred tax asset, non-current	3,421	3,238
Other assets	4,274	632

Total assets	$110,097	$108,046

Liabilities and stockholders’ equity
Current liabilities	$17,661	$15,990
Non-current liabilities	399	251
Stockholders’ equity	92,037	91,805

Total liabilities and stockholders’ equity	$110,097	$108,046

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary	2007		2008
	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr
(000’s, except laser sales and installed base amounts)
Laser revenue:
Equipment sales	$1,185	$1,296	$674	$1,164	$1,430
Rental fees	821	836	985	1,044	993

Total laser revenue	2,006	2,132	1,659	2,208	2,423

Disposable products revenue:
Vascular intervention revenue	12,110	12,701	13,733	14,845	14,433
Lead management revenue	5,143	6,899	6,356	7,353	7,652

Total disposable products revenue	17,253	19,600	20,089	22,198	22,085

Service and other revenue	1,967	2,178	2,083	2,292	2,328

Total revenue	21,226	23,910	23,831	26,698	26,836

Pre-tax income (loss)	844	628	(685)	(3,455)	615

Cash flow generated by (used in) operating activities	(200)	2,099	(1,272)	1,989	2,744
Total cash and investment securities-current and non-current	53,833	54,387	53,388	44,469	44,095
Laser sales summary:
Laser sales from inventory	3	5	3	6	10
Laser sales from evaluation/rental units	4	4	1	2	1

Total laser sales	7	9	4	8	11

Worldwide Installed Base Summary:

Laser sales from inventory	3	5	3	6	10
Rental placements	25	25	27	32	23
Evaluation placements	4	8	0	4	5

Laser placements during quarter	32	38	30	42	38
Buy-backs/returns during quarter	(12)	(8)	(6)	(9)	(13)

Net laser placements during quarter	20	30	24	33	25
Total lasers placed at end of quarter	713	743	767	800	825